Exhibit 10.7

CONSULTING  AND RESTRICTED STOCK GRANT AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into as of October 1, 2009 (the “Effective Date”) by and between Veritec, Inc., (“Veritec, Inc.” or “the company”) a Nevada corporation with its principal offices at 2445 Winnetka Avenue N., Golden Valley, MN  55427, and __________________________ (“Consultant”), a Nevada corporation located at _____________________.

1. Engagement and Responsibilities / Warranties

1.1 Upon the terms and subject to the conditions set forth in this Agreement, Veritec, Inc. hereby engages Consultant as a non-exclusive consultant and Consultant accepts such engagement.  Unless Veritec, Inc.’s Chief Executive Officer consents otherwise in writing, Consultant agrees that James E. Hock shall primarily render the services of Consultant under this Agreement.

1.2 The Consultant acknowledges that Veritec, Inc. desires to accomplish the following:

a.	The company wants to contact various additional market makers within the scope of the company’s capitalization and inform them of the opportunities within Veritec, Inc.

b.	Veritec, Inc. wishes to create a public awareness of the stock issue via the Internet, broker dealer relations, and use of financial news networks, and sponsored investment banking conferences.

c.	The company desires to pursue a five million dollar financing, sale of equity, or combination thereof through a private placement.

d.
The company will consider pursuing a merger and acquisition program by locating and evaluating synergistic opportunities that could be beneficial towards the total evaluation and growth of Veritec, Inc.

e.
The company wishes to be introduced to established and respected Broker Dealer Organizations, Exchanges’ and Registered Associations’ market participants, Brokerage Firms, Financial institutions, and Money Managers.

1.3 Consultant’s duties and responsibilities shall include identifying, developing and promoting the formation of relationships with Persons (defined in Section 2, herein) that may be beneficial to Veritec, Inc. in furtherance of those objectives described above in Section 1.2 of this Agreement.
These relationships would include potential strategic partners, merger or acquisition candidates, customers, business contacts, agents, consultants, broker dealers and other valuable contacts for Veritec, Inc.

1.4 Veritec, Inc. acknowledges that Consultant retains the right to provide consulting services to other Persons and nothing in this Agreement shall be construed to limit or restrict Consultant in conducting such business with respect to others, or in rendering advice to others or conducting any other business.

1.5 Consultant warrants that (A) it has the full power, right and authority to enter into this Agreement, to carry out its obligations under this Agreement, and that this Agreement is binding and enforceable against it; and (B) the execution of this Agreement and the performance of its obligations hereunder does not and will not violate any applicable law, rule or regulation or otherwise conflict with or violate any other agreement to which the Consultant is a party which is or would reasonably be expected to have a materially adverse effect to this Agreement or any transactions or arrangements contemplated hereunder.

The Company acknowledges that _______________________ is not a broker dealer and will not partake in the following activities:

a.	Provide evaluations.

b.	Negotiate or advise to the structure or terms of a security offering.

c.	Participate in negotiations with third-party investors.

d.	Perform due diligence for broker dealers.

e.	Participate in the preparation or distribution of documents relating to a securities offering.

f.	Participate in securities distribution.

2. Definitions

For purposes of this Agreement, the term “Person” shall mean an individual, corporation, partnership, Limited Liability Company or partnership, association, trust, government or governmental agency, or other entity.  All individuals, whether acting in their individual capacities or as employees of other entities, shall be executive management level decision makers for and within each of their respective organizations.

3.           Compensation; Reimbursement of Expenses

Consultant’s capital compensation is fee based and will not be percentage based in relation to any type of securities offering.  Consultant shall not be obligated to spend any fixed or minimum number of hours in the performance of its duties pursuant to this Agreement.

Consultant’s compensation package will be as follows:

A.	Term of Consulting Period. The term of this Agreement will be 12 months.

B.
Monthly Payments.   In consideration of services rendered, the company will pay Consultant fees in the amount of $4,000 per month.  The first month’s sum of $4,000 is payable in advance and this sum will be remitted within 10 days from execution of this Agreement.  The sum of $4,000 per month thereafter will become due on the 1st day of each month.  The monthly payments that become due will accumulate and will become due and owing upon the earlier of (i) the natural expiration of the 12 month term of this Agreement, or (ii) the closing date  of the company’s debt or equity financing.

C.
Restricted Stock.  In consideration of services rendered, Consultant may earn and be granted up to Five Hundred Thousand (500,000) restricted shares in Veritec, Inc. over the 12 month term of this Agreement.  Restricted shares shall be granted for each fully completed month of services on a pro rata basis over the 12 month term of this Agreement (that is, 41,666.67 shares per month).  Unless required more frequently under U.S. Securities laws, the company will effect the issuance of restricted share certificates to Consultant on a quarterly basis.  The restricted stock shares issued to Consultant hereunder shall not have anti-dilution rights.  The period(s) of the restrictions on the shares of restricted stock shall be such period(s) that are prescribed under U.S. Securities laws.  Further, Consultant shall execute the company’s standard form of Restricted Stock Agreement promptly upon the company’s presentation of such agreement to Consultant.

D.
Expenses.  Veritec, Inc. agrees to reimburse Consultant for all reasonable out-of-pocket expenses and disbursements incurred in connection with this retention that are approved in advance in writing by Veritec, Inc.’s Chief Executive Officer.  Consultant will submit all receipts to the company within 30 days of incurring the expense.

4.           Term of Engagement / Termination

4.1  Consultant’s engagement pursuant to this Agreement shall commence on the Effective Date hereof and continue for a period of 12 months.

4.2  Either party may terminate this Agreement in the event the other party commits a material breach of this Agreement and fails to cure such breach within fifteen (15) days of receiving written notice of the breach from the other party.

4.3  Either party may terminate this Agreement at any time, without cause, upon written notice to the other.  If Consultant terminates this Agreement without cause prior to the natural 12 month expiration date of this Agreement, then (i) the company shall have no obligation to remit to Consultant any accrued monthly fees that have become due and are unpaid, and (ii) all shares of restricted stock granted to Consultant for which the restriction period under U.S. Securities laws has not lapsed shall be forfeited to the company without payment therefore.  If Veritec, Inc. terminates this Agreement without cause prior to the natural 12 month term of this Agreement, then Veritec, Inc.  shall thereafter promptly (i) remit to Consultant all accrued monthly consulting fees that have become due (to the extent same were not previously paid), and (ii) notify the company’s stock transfer agent to issue and deliver restricted stock certificates to Consultant that evidence the pro rata number of restricted shares earned by Consultant up to the date of notice of termination of this Agreement.

5.           Indemnification / Limitation of Liability

5.1  Veritec, Inc. agrees to defend and indemnify Consultant and its directors, officers, agents and employees (“Indemnified Parties”), from and against any claims, damages or liabilities that become payable or are paid by the Indemnified Parties to third parties resulting from any final judicial decision without opportunity for appeal  to the extent resulting from Veritec, Inc.’s violation of applicable law.  If a claim for indemnification hereunder is to be made by any Indemnified Party entitled to be indemnified hereunder, such party shall provide prompt written notice to Veritec, Inc. of the commencement of such action or assertion of such claim, but the failure to give such notice shall not affect any obligation of Veritec, Inc. to indemnify such party, except to the extent (and only to the extent) that Veritec, Inc. is materially prejudiced in its defense. Veritec, Inc. will not, however, be responsible for any claims, liabilities, losses, damages or expenses which are determined to have resulted from Consultant’s violation of applicable law, material breach of this Agreement, bad faith or willful misconduct.  Veritec, Inc. also agrees that no Indemnified Party shall have any liability to Veritec, Inc. for or in connection with such engagement except for any such liability for losses, claims, damages, liabilities or expenses incurred by Veritec, Inc. that is determined to have resulted from Consultant’s violation of applicable law, material breach of this Agreement, bad faith or willful misconduct.

5.2  Consultant agrees to defend and indemnify Veritec, Inc. and its directors, officers, agents and employees (“Veritec Indemnified Parties”), from and against any claims, damages or liabilities that become payable or are paid by the Veritec Indemnified Parties to third parties resulting from any final judicial decision without opportunity for appeal to the extent resulting from Consultant’s violation of applicable law.  If a claim for indemnification hereunder is to be made by any Veritec Indemnified Party entitled to be indemnified hereunder, such party shall provide prompt written notice to Consultant of the commencement of such action or assertion of such claim, but the failure to give such notice shall not affect any obligation of Consultant to indemnify such party, except to the extent (and only to the extent) that Consultant is materially prejudiced in its defense.  Consultant will not, however, be responsible for any claims, liabilities, losses, damages or expenses which are determined to have resulted from Veritec, Inc.’s violation of applicable law, material breach of this Agreement, bad faith or willful misconduct.  Consultant also agrees that no Veritec Indemnified Party shall have any liability to Consultant for or in connection with such engagement except for any such liability for losses, claims, damages, liabilities or expenses incurred by Consultant that is determined to have resulted from Veritec, Inc.’s violation of applicable law, material breach of this Agreement, bad faith or willful misconduct.

5.3  LIMITATION OF LIABILITY.  UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS), EVEN IF A REPRESENTATIVE OF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.   IN NO EVENT WILL THE AGGREGATE LIABILITY OR OBLIGATIONS OF VERITEC ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR OTHERWISE EXCEED THE TOTAL AMOUNT THAT BECOMES DUE AND OWING TO CONSULTANT UNDER SECTION 3 HEREIN DURING THE TERM OF THIS AGREEMENT.

6.           Corporate Obligations

The obligations of the parties are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of a party shall be subject to any personal liability whatsoever to the other party, nor will any such claim be asserted by or on behalf of any other party to this Agreement.

7.           Miscellaneous

7.1  Notices.  All notices, requests, demands and other communications (collectively, “Notices”) given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission or by United States first class, registered or certified mail, postage prepaid, addressed to the party at the address set forth in the opening paragraph of this Agreement.  Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mail.  Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section.

7.2  Entire Agreement.  Except for the parties’ confidentiality agreement of even date herewith, this Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, related to the subject matter of this Agreement are hereby merged herein.

7.3  Waiver and Amendment.  No provision of this Agreement may be waived unless in writing signed by the party against whom enforcement is sought, and waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision.  This Agreement may be amended only by a written agreement executed by all of the parties to this Agreement.

7.4  Governing Law.  This Agreement shall be construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of law thereof.

7.5  Severability.  Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision  shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

7.6  Captions.  The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

7.7  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

7.8  Attorneys' Fees.  If any action or proceeding is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover as an element of its costs, and not its damages, reasonable attorneys' fees to be fixed by the court.  The prevailing party is the party who is entitled to recover the costs of its action or proceeding, whether or not such action or proceeding proceeds to final judgment.  A party not entitled to recover its costs of suit may not recover attorneys' fees.  No sum for attorneys' fees shall be counted in calculating the amount of a judgment for purposes of determining whether a party is entitled to recover its costs or attorneys' fees.

7.9  Judicial Interpretation.  Should any provision of this Agreement or any of the warrants require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof or thereof shall be more strictly construed against any person by reason of the rule of construction that a document is to be construed more strictly against the person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

In Witness Whereof, the parties have executed this Agreement as of the Effective Date.

VERITEC, INC.

By:  /s/ Jeffrey Hattara
                           Jeffrey Hattara President & CEO

By:	/s/ Jim Hock
Jim Hock President